Exhibit 21.1

List of Subsidiary Corporations
AMERIGROUP Corporation

The Registrant owns and controls the following subsidiary corporations:

State of
Entity	Incorporation	Date of Incorporation

AMGP Arizona, Inc.	Arizona*	8/7/02
AMERIGROUP California, Inc.	California*	3/5/02
AMERIGROUP Connecticut, Inc.	Connecticut*	3/5/02
AMERIGROUP Delaware, Inc.	Delaware*	3/1/02
AMERIGROUP Florida, Inc.	Florida	12/31/02
AMGP Georgia, Inc.	Georgia	11/8/02
AMGP Georgia Managed Care Company	Georgia*	6/11/03
AMERIGROUP Illinois, Inc.	Illinois	6/14/95
AMERIGROUP Indiana, Inc.	Indiana*	3/4/02
AMERIGROUP Maryland, Inc., a Managed Care Organization	District of Columbia	1/7/03
AMERIGROUP Massachusetts, Inc.	Massachusetts*	3/5/02
AMERIGROUP Michigan, Inc.	Michigan*	4/1/02
AMERIGROUP New Jersey, Inc.	New Jersey	4/3/95
AMERIGROUP New York, Inc.	New York*	9/14/01
AMERIGROUP Ohio, Inc.	Ohio*	3/8/02
AMERIGROUP Pennsylvania, Inc.	Pennsylvania*	3/5/02
AMERIGROUP Puerto Rico, Inc.	Puerto Rico*	3/13/02
AMERIGROUP South Carolina, Inc.	South Carolina*	10/24/03
AMERIGROUP Texas, Inc.	Texas	6/19/95
AMERIGROUP Wisconsin, Inc.	Wisconsin*	4/2/02
PHP Holdings, Inc.	Florida	3/30/95
AMERIVANTAGE, Inc.	Delaware	1/16/04

*     non -active